Exhibit 99.1

Ramco-Gershenson Properties Trust Reports Financial Results for the Fourth Quarter and Year-End 2008, Provides Per Share FFO Guidance for 2009

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--February 23, 2009--Ramco-Gershenson Properties Trust (NYSE:RPT) today announced results for the fourth quarter and the twelve-months ended December 31, 2008.

2008 Highlights:

  Exercised the first of two one-year options to extend $150 million unsecured revolving credit facility to December of 2009
  Utilized the proceeds from a new $40 million secured credit facility to retire the debt on three shopping centers, which can be used as a future capital source
  Generated $33.2 million in net proceeds from asset sales
  Increased management fee income by over $900,000, or 44%, as compared to 2007
  Executed 233 non-anchor lease agreements totaling over 725,000 square feet, representing increases of 6.5% above portfolio average rents on new leases and 11.6% on renewals over prior rental rates
  Executed 24 anchor lease agreements totaling over 862,000 square feet, representing increases of 54.1% above portfolio average rents on new leases and 7.3% on renewals over prior rental rates
  Posted operating expense recoveries of 97.4% for the overall portfolio and 102.2% on a same center basis

Funds from operations (FFO) for the fourth quarter 2008 was $7.5 million, or $0.35 per diluted share, compared to $13.7 million or $0.64 per diluted share for the same period in 2007. For the twelve months ended December 31, 2008, FFO was $47.4 million or $2.21 per diluted share, compared to $55.0 million and $2.56 per diluted share in 2007. The decline in FFO for the quarter and year was primarily attributable to a $5.1 million non-cash impairment charge relating to the Company’s Ridgeview Crossing shopping center in Elkin, North Carolina, accounts receivable write-offs of $1.1 million related to Linens ‘n Things and Circuit City as well as the write-off of $500,000 in costs associated with the pre-development of the Northpointe Town Center in Jackson, Michigan. Excluding the impact of the impairment charge and write-offs, FFO per diluted share would have been $0.65 for the fourth quarter of 2008 and $2.52 for the full year 2008.

Net loss available to common shareholders for the fourth quarter of 2008 was $2.5 million or $0.14 per diluted share, compared to net loss available to common shareholders of $1.0 million or $0.06 per diluted share for the fourth quarter of 2007. For the full year 2008, net income available to common shareholders was $23.5 million or $1.27 per diluted share, compared to $34.3 million or $1.91 per diluted share for the full year 2007. The change in year-over-year net income is primarily attributable to a decrease in the gain on sale of real estate and the one-time charges taken in the fourth quarter of 2008.

“The Company’s portfolio of well-located shopping centers, with its diverse tenant mix, is well-positioned to ride out these trying economic times. For 2009, we will remain focused on strengthening our balance sheet and improving liquidity,” said Dennis Gershenson, President and Chief Executive Officer. “We have moved on reducing our exposure to near-term debt maturities and have reduced our overhead costs by over $3.5 million.”

Operating Portfolio Statistics

As of December 31, 2008, the Company owned equity interests in 89 retail shopping centers totaling approximately 20.0 million square feet consisting of 50 core operating properties, 29 properties held through joint ventures and 10 properties currently under redevelopment, which consist of both operating properties and joint venture assets. Most of the Company’s assets are concentrated in metropolitan markets with an average five-mile population base of 193,522 people and an average household income of $77,016. The Company’s average shopping center size is 225,000 square feet and contain on average more than two anchors insulating them from single tenant issues. Ramco-Gershenson’s shopping centers are primarily anchored by those tenants that meet everyday needs including grocery stores, discount department stores, pharmacies and other destination oriented retailers. No single tenant accounts for more than 3.7% of the Company’s annualized base rent and only five tenants contribute more than 2%.

Rent Commencements/Occupancy

During the fourth quarter, 25 new non-anchor stores opened in 76,929 square feet, at an average base rent of $17.23 per square foot, an increase of 4.4% over portfolio average rents. In addition, 31 non-anchor leases were renewed encompassing 85,776 square feet, at an average base rent of $21.39 per square foot, an increase of 8.9% over prior rental rates.

For the year, 89 new non-anchor stores opened in 259,955 square feet, at an average base rent of $17.59 per square foot, an increase of 6.5% over portfolio average rents. In addition, 144 non-anchor leases were renewed encompassing 465,171 square feet, at an average base rent of $16.33 per square foot, an increase of 11.6% over prior rental rates.

At December 31, 2008, occupancy for the Company’s core operating portfolio and joint venture properties, not under redevelopment, was 93.7%. Including current redevelopment projects, occupancy was 91.3%.

Development Projects

Given the changes in the retail and capital market landscape, the Company is taking a more conservative approach to potential developments. The Company plans to utilize 2009 to secure necessary entitlements as well as sign a critical mass of tenancies before moving forward with a number of its planned projects. The Company does not intend to commence any additional vertical construction until significant rental commitments have been secured.

As of December 31, 2008, the Company had three projects under construction and three projects in the pre-development phase. In 2009, the Company anticipates spending $2.9 million on its development program, after factoring in planned joint venture partner financial participation.

During the fourth quarter, the Company wrote-off approximately $500,000 in costs associated with a change in project direction for the potential development of the Northpointe Town Center in Jackson, Michigan.

Redevelopment Pipeline

The value-added redevelopment of existing shopping centers has always been a major component of the Company’s business strategy. Ramco-Gershenson has historically produced a 12.0% average return on new dollars invested for its redevelopment program while at the same time diversifying the anchor tenant mix and strengthening the credit quality of each center’s rental income. These projects also demonstrate a commitment to maintaining the shopping center’s dominance in its trade area and a willingness to improve even very successful shopping centers. In 2009, the Company plans to focus on completing those projects presently in process that have commitments for the expansion or addition of an anchor tenant.

During the fourth quarter, the Company recognized a non-cash impairment charge of $5.1 million for its Ridgeview Crossing shopping center in Elkin, North Carolina. The Company is presently working to identify additional tenancies for this tertiary market asset.

As of December 31, 2008, the Company had nine value-added redevelopment projects in progress, excluding The Town Center at Aquia. The Company plans to spend approximately $13.8 million on these projects in 2009. Including the Company’s pro-rata share of joint venture properties, the projects have an expected return on cost of approximately 12.1%, upon stabilization.

Acquisition/Disposition Activity

At the beginning of 2008, as a result of a challenging acquisition market, the Company chose to de-emphasize its acquisition program.

Thus, during the year, the Company completed only two transactions as part of its joint venture with an investor advised by Heitman LLC. These included the acquisition of the 130,000 square foot Rolling Meadows shopping center in Rolling Meadows (Chicago), Illinois during the second quarter of 2008 and the acquisition of the 331,000 square foot Plaza at Delray shopping center in Delray Beach, Florida, which the Company sold to the joint venture. Both centers are anchored by leading grocers. The sale of the Plaza at Delray allowed the Company to pay down $43 million in long-term debt and generate approximately $24 million in net proceeds. On an annualized basis, in addition to the Company’s share of cash flow, the two shopping centers will generate approximately $379,000 in recurring management fees.

Also during the year, the Company sold the Highland Square Shopping Center in Crossville, Tennessee, generating approximately $9.2 million in net proceeds.

Debt/Capital Plan

Notable transactions for 2008 included the Company’s extension of its $150 million unsecured revolving credit facility to December of 2009. The Company, at its option, can further extend this facility to December of 2010, which coincides with the maturity of the Company’s $100 million unsecured term loan credit facility. Pricing on the line is unchanged at LIBOR plus 115 to 150 basis points depending on the Company’s overall leverage.

Also during the year, the Company entered into a new $40 million credit facility secured by The Town Center at Aquia in Stafford County, Virginia, and in turn, paid-off a $40 million variable rate term loan that was secured by three properties. The Company also paid-off a $43.2 million fixed rate mortgage relating to a joint venture property sale. Through its joint ventures, the Company refinanced or secured mortgages totaling $140 million.

Total debt at year-end was approximately $662.6 million with an average interest rate of 5.3% and an average maturity of 57 months. Of that total, $482.4 million was fixed rate debt and $180.2 million was variable rate debt.

The Company expects to fund its 2009 business plan by retaining cash from operations, utilizing proceeds from new or refinanced mortgages, potential asset sales and borrowings under its revolving credit facility. These sources are expected to provide over $90 million.

Dividend

On January 5, 2009, the Company paid a fourth quarter common share dividend of $0.2313 for the period of October 1, 2008 through December 31, 2008. This rate represents a 50% reduction from the third quarter dividend and results in an annual rate for 2008 of $1.62. In addition, the Board of Trustees indicated that the 2009 dividend is expected to be at an annualized rate of $0.9252 per share. The Company’s FFO payout ratio for the year was 73.2%.

2009 FFO Guidance

Due to the bankruptcies of both Linens ‘n Things and Circuit City, the potential for a further decline in the retail marketplace, a decrease in fees associated with a scaled back development program and reductions in cash flow from asset sales to joint ventures, the Company is projecting 2009 annual diluted FFO per share to be between $2.21 and $2.34. In addition, the Company expects earnings per diluted common share to be between $0.56 and $0.60.

Management considers funds from operations, also known as “FFO,” an appropriate supplemental measure of the financial performance of an equity REIT. Under the NAREIT definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of our performance. We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs. However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

Conference Call

Ramco-Gershenson will host a live broadcast of its fourth quarter/year-end conference call on Tuesday, February 24, 2009, at 10:00 a.m. eastern time, to discuss its fourth quarter/year-end financial results and 2009 FFO Guidance. The live broadcast will be available online at www.rgpt.com and www.investorcalendar.com and also by telephone at (877) 407-8033, no pass code. A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (877) 660-6853, (Pass code-Account #286, Conference ID # 310382), for one week.

Supplemental Materials

Supplemental financial information is available via e-mail by sending requests to dhendershot@rgpt.com and is also available in the investor section of our web page.

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Trust owns interests in 89 shopping centers totaling approximately 20.0 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Trust’s website at www.rgpt.com.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2008	2007	2008	2007

Revenues:
Minimum rents	$22,167	$24,128	$90,756	$96,410
Percentage rents	118	151	636	676
Recoveries from tenants	9,994	11,079	41,332	43,885
Fees and management income	1,455	1,669	6,484	6,831
Other income	1,463	896	2,980	4,484
Total revenues	35,197	37,923	142,188	152,286
Expenses:
Real estate taxes	4,562	4,775	18,695	20,017
Recoverable operating expenses	5,901	6,423	23,741	24,568
Depreciation and amortization	8,462	12,250	32,121	36,469
Other operating	1,720	1,740	4,616	3,777
Loss on impairment of real estate assets	5,103	-	5,103	-
General and administrative	3,838	3,341	15,805	14,291
Interest expense	9,161	10,960	36,518	42,609
Total expenses	38,747	39,489	136,599	141,731
Income (loss) from continuing operations before gain on sale of real estate assets, minority interest and earnings from
unconsolidated entities	(3,550)	(1,566)	5,589	10,555
Gain on sale of real estate assets	61	1,374	19,595	32,643
Minority interest	419	(87)	(3,966)	(7,270)
Earnings from unconsolidated entities	557	690	2,506	2,496
Income (loss) from continuing operations	(2,513)	411	23,724	38,424
Discontinued operations, net of minority interest:
Loss on sale of real estate assets	-	-	(400)	-
Income from operations	-	70	177	251
Income (loss) from discontinued operations	-	70	(223)	251
Net Income (loss)	(2,513)	481	23,501	38,675
Preferred stock dividends	-	(283)	-	(3,146)
Loss on redemption of preferred shares	-	(1,234)	-	(1,269)
Net income (loss) available to common shareholders	$(2,513)	$(1,036)	$23,501	$34,260

Calculation of Funds from Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Calculation of Funds from Operations:
Net income (loss)	$(2,513)	$481	$23,501	$38,675
Add:
Depreciation and amortization expense	9,949	13,479	37,850	40,924
Minority interest in partnership:
Continuing operations	(427)	87	3,930	7,270
Discontinued operations	-	11	(35)	40
Discontinued operations, loss on sale of property	-	-	463	-
Less:
Loss (gain) on sale of depreciable real estate	481	(72)	(18,347)	(29,869)

Funds from operations	7,490	13,986	47,362	57,040

Less:
Series B Preferred Stock dividends	-	(283)	-	(2,065)

Funds from operations available to common shareholders,
assuming conversion of OP units	$7,490	$13,703	$47,362	$54,975

Weighted average equivalent shares outstanding, diluted	21,390	21,408	21,397	21,449

Funds from operations available to common shareholders,
per diluted share	$0.35	$0.64	$2.21	$2.56

Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2008	2007

ASSETS
Investment in real estate, net	$830,392	$876,410
Cash and cash equivalents	5,295	14,977
Restricted cash	4,891	5,777
Accounts receivable, net	40,736	35,787
Equity investments in and advances to unconsolidated entities	95,867	117,987
Other assets, net	37,345	37,561

Total Assets	$1,014,526	$1,088,499

LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgages and notes payable	$662,601	$690,801
Accounts payable and accrued expenses	26,751	57,614
Distributions payable	4,945	9,884
Capital lease obligation	7,191	7,443
Total Liabilities	701,488	765,742
Minority Interest	39,847	41,353

SHAREHOLDERS' EQUITY
Common Shares of Beneficial Interest	185	185
Additional paid-in capital	389,528	388,164
Accumulated other comprehensive income (loss)	(3,851)	(845)
Cumulative distributions in excess of net income	(112,671)	(106,100)
Total Shareholders' Equity	273,191	281,404

Total Liabilities and Shareholders' Equity	$1,014,526	$1,088,499

CONTACT:
Ramco-Gershenson Properties Trust
Media Contact:
Dawn Hendershot, Director of Investor Relations and Corporate Communications
PHONE: (248) 592-6202
Company Officers:
Dennis Gershenson, President & Chief Executive Officer
Richard Smith, Chief Financial Officer
PHONE: (248) 350-9900
FAX: (248) 350-9925